Certain portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission (“SEC”).  The redacted portions are identified by a bracketed asterisk as follows: [*].  The redacted portions of the agreement have been filed separately wit the SEC pursuant to Zevotek’s application for confidential treatment

DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement is made by and between Zevotek Inc, a Delaware corporation (the “Company”) located at 134 Cedar Street, Nutley, New Jersey and Media Shop located at Schliessa 3 FL- 9495 Triesen (LIECHTENSTEIN) (the “Distributor”) with an effective date of April 28, 2009.

Whereas the Company desires to engage a distributor to exclusively market and distribute the Company’s Ionic Bulb product (the “Product”) within the Territory (as defined below).  For purposes of this Agreement, the “Territory” shall mean: Germany, Austria, Switzerland, Liechtenstein, Czech Republic, Slovakia, Hungary, Romania and Poland.

NOW THEREFORE in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Company and the Distributor hereby agree as follows

1.1.
Exclusive Marketing and Distribution Rights. Company hereby grants to Distributor the exclusive (subject to Section 4.1 below) rights to advertise, promote, market, and sell and otherwise distribute the product through all channels of distribution (including but not limited to print, radio, television, satellite cable and television; catalog; internet direct mail; and retail) within the Territory. Company acknowledges and agrees that in reliance on the foregoing grant of rights, Distributor is entitled to represent (subject to Section 4.1 below) that it is the sole Distributor for the Company’s Product in the Territory. Distributor agrees that it and its affiliates shall only purchase the Product through the Company during the term of this agreement. Distributor represents, warrants, covenants and agrees for itself and its affiliates that during the term of this agreement and for one year thereafter, it will not (and will cause its affiliates not to) market, promote distribute or sell any other product similar to or competitive with the Product, in design and function through its company or its affiliates.

1.2.
License. Company hereby grants to Distributor a exclusive license (subject to Section 4.1 below) to use the Company´s 2 minute short form commercial (“infomercial”) for the Product, its marketing materials, trademarks, trade names, copyright, to the Product (collectively the “Materials”) in all channels of distribution in the Territory. Distributor shall also have the right to use the 15 minute extended commercial throughout the Territory.

1.3.
Supplemental Materials. Company shall supply Distributor with promotional material and information, if available as requested by Distributor including but not limited to master tapes of the infomercial, instructional material and packaging etc. (collectively “Supplemental material”) Distributor may, with prior written consent of the Company, modify the infomercial or redesign the supplemental material by the Distributor.  In addition, the Company must approve the final version of any modified version of the infomercial or any supplemental material prior to use by the Distributor.

2.	Manufacture, Product, and Insurance: Company shall manufacture all the goods and shall use an independent agency to inspect the goods for quality control, for goods purchased by the distributor.

3.
Purchase terms: The price per unit is $[*] for the 15W Product and $[*] per for the 23W Product (each a “Unit Fee”) FOB Company’s applicable warehouse or place of production.  Full Payment is required before shipment is released to Distributor. No goods will be released before payment has been received in full by Company. All payments shall be made by wire Transfer or irrevocable L/Cs (“ILC”).  In the event that Distributor elects to pay be ILC, Distributor agrees such ILC shall be issued by a United States bank acceptable to the Company (The “Bank”), payable in US dollars in an amount equal to the total price of the order placed by Distributor.  The ILC shall be in a form acceptable to the Company. Company warrants that other than the purchase price, the distributor shall have no obligation to pay any royalties or other monies in order to market the Product as contemplated herein; provided, however, Distributor agrees to pay all charges, including without limitation, transportation charges and insurance premiums, and shall be responsible for all taxes, duties and other governmental assessments. If the price per unit changes due to increase in the cost of raw material, the Distributor will be given advance notice of one month, prior to price change.

3.1.	The Product includes: Each unit consists of one CFL Ionic Bulb in a blister package in 15W or 23W (US Patent US2006/00778460; International Patent PCT/KR2005/02997 and Korea Patent KR 10-2004-74598).

4.
Term: Subject to the terms and conditions of this agreement, the “Term” of this agreement shall be one (1) year from the effective date, and will automatically renew for one year successive term provided, the minimum quantities are met by Distributor as outlined in Paragraph 4.1 hereunder.

4.1.
Minimum Quantity requirement: The Distributor agrees that it will purchase the following quantities per year to maintain its exclusive rights during the term of this agreement: 5,000 units per month for the whole Territory.  In the event that Distributor fails to purchase 5,000 units in any one month, the rights under Sections 1.1 and 1.2 above shall become non-exclusive.  However, if Distributor purchases 60,000 units of the Product in the first 12 months after execution of this Agreement, the term will continue for another year as set forth in Section 4 above.  [*]. Distributor will start running the TV commercials and introduce the Product to Retailers. If sales of the initial 5,000 Unit order (the “Initial Order”) are satisfactory Distributor will place a new purchase order for 5,000 units of the Product as per the Terms of this Agreement.  [*].

4.2.
Wind Down Period: Upon the expiration of the term of this agreement, all rights and obligations of the distributor shall continue for a period of 3 months following such a date of expiration including the right to sell off all product for which orders have been placed prior to expiration, and to process and fulfill orders for product resulting from commitments for advertisements or other promotions of the product.

5.	Distributor Warrants and Covenants: Distributor represents, warrants, and agrees as follows:

5.1.
it is an entity duly organized, validly existing and in good standing under the laws of jurisdiction of organization and (ii) it has full power authority, without the consent approval of any other person, to execute and deliver this agreement and to consummate the transactions contemplated by this agreement;

5.2.
to provide the Company with monthly nonbinding good-faith forecasts of its anticipated requirements and shipping dates for the three (3) month period following each forecast (or, if shorter, the remaining term of this Agreement);

5.3.
not to (i) disassemble, decompile, or otherwise reverse engineer the Products or otherwise attempt to learn the structure, inventions, or ideas underlying the Products, except to the extent this clause (i) is expressly prohibited by applicable law, (ii) rent, lease, or otherwise provide temporary access to a Product, (iii) copy of modify the Product, or (iv) allow others to do any of the foregoing;

5.4.
to use its best efforts to successfully market (including, without limitation, production and broadcasting of infomercials relating to the Product), distribute, and support the Product on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.  In its distribution efforts, Distributor will use the then-current names used by the Company for the Product (but will not represent or imply that it is the Company or is a part of the Company); provided that all advertisements and promotional materials shall be subject to prior written approval of the Company, which approval shall not be unreasonably withheld, and, provided further, that no other right to use any name or designation is granted by this Agreement; and

5.5.
to keep the Company informed as to any problems encountered with the Product and any resolutions arrived at for those problems, and to communicate promptly to Company any and all modifications, design changes, or improvements of the Products suggested by any customer, employee, or agent.  Distributor further agrees that Company shall have and is hereby assigned any and all right, title, and interest in and to any such suggested modifications, design changes, or improvements of the Product, without the payment of any additional consideration therefor either to Distributor, or its employees, agents or customers.  Distributor will also promptly notify Company of any infringement of any trademarks or other proprietary rights relating to the Product.

6.	Company Warrants and Covenants.

6.1.
The Company represents and warrants that (i) it is an entity duly organized, validly existing and in good standing under the laws of jurisdiction of organization and (ii) it has full power authority, without the consent approval of any other person, to execute and deliver this agreement and to consummate the transactions contemplated by this agreement; and

6.2.
The Company makes no warranties with respect to the Product and disclaims all warranties, including warranties of merchantability and fitness for a particular purpose.  Distributor is fully responsible for satisfaction of its customers and will be responsible for all claims, damages, settlements, expenses and attorneys’ fees incurred by Company with respect to Distributor’s customers or their claims.

7.
Confidentiality: Each of the parties agree not to disclose (i) confidential information regarding the products construction, technical information, designs, drawings, concept ideas, sketches, wordings, media or marketing strategies, or composition (ii) confidential information regarding the other party, or such other party´s companies, products, operations, or any other information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to public including the contents of this agreement (“information”) without the prior written consent of other party.

8.
Indemnification: Distributor agrees to indemnify and hold the company, its succesors, assigns, licensees, agent`s associates, affiliates, directors, and employees harmless from and all claims, damages, costs, and expenses, attorney´s fees, recoveries and settlements resulting from the breach of any of its Guarantees or warranties under this agreement.

9.
Insurance: Distributor shall carry comprehensive general and product liability insurance written by a company authorized to write insurance in the type as may be necessary to protect its interests and fulfill its obligations under this Agreement in an amount of at least One Million and 00/100 Dollars (US $1,000,000) per occurrence during the term of this Agreement and any extension or renewal thereof and for a period of three (3) years after the expiration or termination of this Agreement and any extension or renewal thereof and the Company shall be named as addtional insured under such policy.  Upon request, each party shall provide the other party with a certificate of insurance evidencing the minimum coverage required by this Section 9.  Notwithstanding the foregoing, this Section 9 shall not limit the liability of either party pursuant to this Agreement.

10.
Independent and separate companies: Company and Distributor enter into this agreement as separate and independent entities. Company and Distributor will each be responsible for the payment of the respective compensation, wages, taxes, dues, employment benefits and operating expenses in connection with the separate operations of their respective business, corporations and companies. This agreement does not create a partnership, agency or joint venture relationship between Company and Distributor.

11.
Packaging and Trademarks.  The Company and Distributor shall mutually agree upon any packaging artwork, labeling artwork, packaging and labeling specifications for the Product.  Distributor shall procure all required labeling and shall be responsible for complying with all governmental labeling standards, if any.  All trademarks used with the Product shall be the property of the Company, and all goodwill resulting from use of the trademarks shall inure wholly to the benefit of the Company.

12.
Entire Agreement: This agreement contains the entire understanding between Company and Distributor and supersedes any prior agreements, written or Oral, respecting the subject matter of this agreement.

13.	Termination

13.1.
        If any party is in material breach of any obligation under this Agreement, the party contending there is a breach (the charging party) may give written notice to the accused party of the nature of the breach and shall provide thirty (30) days (10 days in the case of a failure to pay) after the giving of such notice for the breach to be cured to the reasonable satisfaction of the charging party.  If the breach is not cured to the reasonable satisfaction of the charging party, the charging party by notice to the accused party shall have the right to immediately terminate this Agreement;

13.2.
        Each party understands that the rights of termination hereunder are absolute and that it has no rights to a continued relationship with the other after termination except as expressly stated herein.  Neither party shall incur any liability whatsoever for any damage, loss, or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement whether or not such party is aware of any such damage, loss, or expenses;

13.3.	In the event of any termination, Company may elect to continue or terminate any order then pending; and

13.4.	Termination is not the sole remedy under this Agreement and, whether or not termination is effectuated, all other remedies will remain available.

14.	Remedies upon Termination In the event that Distributor breaches the terms and conditions of this agreement, Company shall be entitled to

14.1.
        Injunctive and equitable relief against Distributor to prevent continuance of the breach of the provision of this Agreement or to prevent Distributor from performing services or granting rights to others in violation of this agreement.  Distributor agrees that the Company shall be immediately and irreparably harmed by Distributor’s violation of any of the provisions of this Agreement and that damages the Company will suffer may be difficult or impossible to measure. Therefore, upon any threatened, actual or impending violation of this Agreement, the Company shall be entitled to the issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by Distributor or Distributor’s agent’s or representatives or any other person in receipt of information disclosed in violation of this Agreement. Such remedy to the Company shall be in addition to and not in limitation of any other remedy which may otherwise be available at law or in equity in the event of any breach of the provisions of this Agreement;

14.2.	Payment of Company’s attorney`s fees;

14.3.
        Any award of liquidated damages herein will not preclude payment of product due or payable to company under this agreement. The parties agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to company upon breach by Distributor of this agreement, and that the liquidated damages set forth above are reasonable, and not a penalty, based upon the circumstances oft the parties at the time of entering into this Agreement and with due regard to future expectations; and

14.4.
        No failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof of any right, power, or privilege hereunder.

15.
The laws of the state of New Jersey will govern the interpretation of this agreement and the rights and obligations of the parties to it. Distributor hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Bergin County, New Jersey in any such action.

16.
Notices: Any notice given under this agreement shall be in writing and shall only deemed proper notice if served personally or by registered or certified first class mail with return receipt requested and addressed to the party to whom the notice is intended at the following address.

Company:            Zevotek, Inc
134 Cedar Street
Nutley, New Jersey
Attn: President
Facsimile:

Distributor:          Media Shop
Schliessa 3
FL- Triesen
LIECHTENSTEIN
Facsimile:

17.	Facsimile signatures shall be deemed as original signatures for purposes of this agreement, with such facsimile signatures having the same legal effect as original signatures.

IN WITNESS OF HEREOF, the parties hereto have executed this agreement is of the effective date herein.

“Company”	“Distributor”
Zevotek Inc	Media Shop AG

By _______________________________	By _______________________________
Name _____________________________	Name _____________________________
Title ______________________________	Title ______________________________
Date ______________________________	Date ______________________________